PRICING SUPPLEMENT NO. 96-38 Dated January 21, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357




                         BENEFICIAL CORPORATION
                       Medium-Term Notes, Series H
                          (Book Entry Notes)



Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, purchased $44,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 27, 1999, at a principal price of $44,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



      Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  January 27, 1999       Initial Interest Rate:
                                         Determined as if the Settlement
Interest Rate Basis:                     Date was an Interest Reset Date.
  LIBOR
                                       Interest Reset Dates:
Specify Other Base Rate: N/A             Same as Interest Payment Dates

Index Maturity: 3-month                Settlement Date (Issue Date):
                                         January 27, 1997
Spread: plus 0.02%
                                       Calculation Agent:
Spread Multiplier: N/A                   The Chase Manhattan Bank

Maximum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A
Minimum Interest Rate: N/A
                                       Additional Terms:
Interest Payment Dates:                  For the purposes of the Notes
  The 27th day of each January, April,   contemplated hereunder, interest
  July, and October commencing on        payments will include interest
  April 27, 1997 through and             accrued to, but excluding, the
  including the Maturity Date.           Interest Payment Date.